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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 14, 2011

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2011, the Board of Directors of Net Element, Inc. (the "Company") authorized an increase in the number of directors of the Company to five and appointed Felix Vulis as a director of the Company to fill the vacancy created by such increase.  There was no arrangement or understanding between Mr. Vulis and any other person pursuant to which he was selected as a director.  Mr. Vulis is expected to be named to the audit committee of the Board of Directors of the Company.

Mr. Vulis is currently Chief Executive Officer of Eurasian Natural Resources Corporation PLC ("ENRC") (LSE: ENRC.L), a FTSE 100 company, and has been Chief Executive Officer of ENRC since August 2009.  In February 2011, Mr. Vulis announced that he would be stepping down as Chief Executive Officer of ENRC for personal reasons, but he has committed to continue serving in such capacity until a new Chief Executive Officer is appointed.  ENRC is a leading diversified natural resources group with integrated mining, processing, energy, logistics and marketing operations.  Prior to his appointment as Chief Executive Officer of ENRC, Mr Vulis was Chief Operating Officer of ENRC since December 2006.  Between 2002 and 2006 Mr. Vulis was First Vice President of Eurasia Industrial Association.  Before joining the ENRC group in 2001, Mr. Vulis was President of UNICHEM K, LLC.  From 1990 until 1995 he was President and Chief Executive Officer of AGC Group, Inc.

There have been no transactions and there are no currently proposed transactions in which the Company was or is to be a participant and in which Mr. Vulis had or will have a direct or indirect material interest that requires disclosure pursuant to Item 404(a) of Regulation S-K.  In connection with Mr. Vulis' appointment as a director of the Company, the Company granted to Mr. Vulis 800,000 shares of restricted stock of the Company, 400,000 shares of which will vest on each annual anniversary of his appointment as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: December 20, 2011	By:	/s/ Curtis Wolfe
	Name:	Curtis Wolfe
	Title:	Director